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                                                                   EXHIBIT 10.2


August 1, 2003



Monty Johnson                 Via Fax (919.380.2063)and Federal Express
1250 Dogwood Drive
Greensboro, GA 30642

Dear Monty:

On behalf of Tekelec, I am pleased to offer you employment as President and General Manager of our Network Signaling Division, on the terms and conditions set forth in this letter. As President and General Manager, Network Signaling Division, you will report directly to Tekelec's President and Chief Executive Officer, will be principally responsible for Tekelec's Network Signaling Division and will have such other duties and responsibilities as may be delegated to you from time to time by the President and Chief Executive Officer. If you accept this offer, your appointment as President and General Manager, Network Signaling Division, will be effective August 11, 2003 ("start date"). Your compensation and benefits will be as follows:

1. Your annual base salary will be $225,000 (i.e., $8,653.85 per bi-weekly period).

2. You will be eligible to participate in Tekelec's 2003 Executive Officer Bonus Plan, under which you will be eligible to receive, in accordance with the terms of such Plan, (a) quarterly cash bonuses in amounts up to 57.6% of your salary paid during the 2003 third quarter and 76.8% of your salary paid during the 2003 fourth quarter (based in each quarter on the Company's achievement of certain financial milestones) and (b) an annual bonus equal to 12% of your annual base salary earned during 2003 if you achieve certain individual objectives during 2003. The terms of your participation in any bonus plans after 2003 will be subject to change and the approval of the Board of Directors of Tekelec.

3. You will receive applicable benefits, including personal time off, health, dental, vision, long-term disability and life insurance, as are generally provided to Tekelec's executive officers.

4. You will continue to be offered the opportunity to participate in Tekelec's Employee Stock Purchase Plan and 401(k) Plan.

5. You will be covered by Tekelec's Officer Severance Plan (a copy of which is enclosed). For purposes of Section 4(a) of the Officer Severance Plan and notwithstanding anything to the contrary therein, your office and title as President and General Manager, Network Signaling Division, will be treated as the equivalent of Vice President.

6. The Compensation Committee of Tekelec will grant to you nonstatutory stock options under Tekelec's 1994 Stock Option Plan (the "Plan") to purchase 100,000 shares of Tekelec Common Stock ("Options"), effective as of the later of your start date or the date of the Compensation Committee's action granting such options (the "grant date"). The exercise price of your Options


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                                                                   EXHIBIT 10.2


        will be equal to the closing price of Tekelec's Common Stock on the grant date (as reported in The Wall Street Journal on the first business day following the grant date). Your Options will vest and become exercisable cumulatively in 16 equal quarterly installments of 6,250 shares each, with the first installment vesting on December 31, 2003 and one additional installment vesting on the last day of each calendar quarter thereafter as long as you remain an employee of Tekelec. Each installment of your Options will expire, to the extent previously unexercised, upon the earlier of four years from the date of vesting or a date not less than three months after you cease to be a Tekelec employee as determined in accordance with the terms of the Plan. The Options will in all respects be subject to the terms and provisions of the Plan and the stock option agreement evidencing the grant of the Options.

As with every Tekelec employee, you reserve the right to terminate your employment at any time for any reason, and we similarly reserve the right to terminate your employment at any time, with or without cause. We hope and expect, however, that this will be a long and mutually beneficial relationship.

This letter agreement contains our entire understanding with respect to your employment as Tekelec's President and General Manager, Network Signaling Division. The provisions of this letter may be amended only by a writing signed by you and Tekelec. If you have any questions about the meaning of any of the terms or provisions included herein, please let me know at your earliest convenience. This letter agreement shall be construed under the laws of California.

Monty, we believe that Tekelec can provide you with opportunities for professional growth and financial return. We look forward to working with you in your new position and to a mutually fulfilling and rewarding relationship.

If this letter agreement is acceptable to you, then please acknowledge your acceptance by signing and dating the enclosed copy of this letter agreement where indicated below and then faxing (fax number: 818.880.0176) and returning such signed copy to me for receipt no later than August 7, 2003.

Sincerely,

/s/ Fred Lax

Fred Lax
President and Chief Executive Officer

Acknowledged and Accepted:

/s/ Monty Johnson                       Date:    August 6, 2003
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     MONTY JOHNSON